Exhibit (o)

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Financial Statements

March 31, 2026 and December 31, 2025

(With Independent Auditor’s Report Thereon)

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

March 31, 2026 and December 31, 2025

KPMG LLP
Suite 1000 620 S. Tryon Street
Charlotte, North Carolina 28202-1842

Report of Independent Registered Public Accounting Firm

To the Board of Trustees

ABX Longevity Growth and Income Fund:

Opinion on the Financial Statements

We have audited the accompanying statements of assets and liabilities of ABX Longevity Growth and Income Fund (the Fund) as of March 31, 2026 and December 31, 2025, the related statements of operations, and changes in net assets for the quarter ended March 31, 2026 and the year ended December 31, 2025, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Fund as of March 31, 2026 and December 31, 2025, and the results of its operations and its cash flows for the quarter ended March 31, 2026 and the year ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Fund’s auditor since 2026.

Charlotte, North Carolina

May 7, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Statements of Assets and Liabilities

	March 31, 2026	December 31, 2025
Assets
Cash and Cash Equivalents	$2,565,504	$2,545,056
Deferred offering costs (See Note 2)	1,931,242	1,768,339

Total Assets	4,496,746	4,313,395

Liabilities
Payable to Investment Manager (See Note 2)	1,638,164	1,523,759
Payable for offering costs (See Note 2)	358,582	289,636

Total Liabilities	1,996,746	1,813,395

Net Assets	$2,500,000	$2,500,000

Components of Net assets:
Paid-in capital	$2,500,000	$2,500,000

Net Assets	$2,500,000	$2,500,000

Maximum Offering Price Per Share:
Number of shares issued and outstanding	250,000	250,000

Net asset value per share	$10.00	$10.00
Maximum sales charge (5% of offering price)	0.53	0.53

Maximum offering price to public	$10.53	$10.53

See Notes to Financial Statements.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Statements of Operations

	For the quarter ended March 31, 2026	For the year ended December 31, 2025
Income
Interest income	$20,488	$45,056

Total Income	20,488	45,056

Expenses
Organizational costs	80	24,080
Recoupment to the Investment Manager	20,368	20,976

Net Expenses	20,488	45,056
Net Income	—	—
Net Change in Net Assets Resulting from Operations	$—	$—

See Notes to Financial Statements.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Statements of Changes in Net Assets

	For the quarter ended March 31, 2026	For the year ended December 31, 2025
Change in Net Assets Resulting from Capital Share Transactions
Proceeds from issuance of shares	$—	$2,500,000

Total	—	$2,500,000

Total increase in Net Assets	—	2,500,000
Net Assets
Beginning of period	2,500,000	—

End of period	$2,500,000	$2,500,000

See Notes to Financial Statements.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements

1.	Organization

The ABX Longevity Growth and Income Fund (the “Fund”) is a closed-end non-diversified management investment company that intends to register under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that intends to operate as an interval fund. The fund is organized as a Delaware statutory trust and was established by the Certificate of Trust dated August 23, 2023. ABL Wealth Advisors, LLC serves as the investment adviser (the “Investment Manager”) of the Fund. Longevity Market Assets, LLC is the Fund’s sponsor (the “Sponsor”). The Fund’s investment objectives are to realize long term appreciation and current income. The Fund has adopted a fundamental policy that, under normal market conditions, requires the Fund to invest at least 25% of its total assets in Longevity Assets (including structured products collateralized by Longevity Assets), and other investments with similar economic characteristics. The Fund may invest in a wide range of Longevity Assets including Mortality Contracts and Annuity Contracts.

The Fund currently offers one class of shares of beneficial interest (“Shares”). The Fund has been inactive since the date it was organized except for matters relating to the Fund’s establishment, designation, and the subscription of 250,000 Shares to the Sponsor on June 24, 2025 for $2,500,000 at a net asset value (“NAV”) of $10.00 per share, which represents the Sponsor’s seed investment.

2. Accounting Policies

Basis of Preparation and Use of Estimates

The Fund is an investment company and follows the accounting and reporting guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. The Fund may have bank balances in excess of federally insured amounts; however, the Fund deposits its cash and cash equivalents with high credit-quality institutions to minimize risk.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements - continued

Organizational and Deferred Offering Costs

Deferred offering costs consist of the costs of preparation, review and filing with the SEC the Fund’s registration statement, the costs of preparation, review and filing of any associated marketing or similar materials, the costs associated with the printing, mailing or other distribution of the Prospectus, Statement of Additional Information (“SAI”) and/or marketing materials, and the amounts of associated filing fees and legal fees associated with the offering. The Fund incurred offering costs of $162,903, $618,632 and $1,149,707 during the quarter ended March 31, 2026, the year ended December 31, 2025 and prior to January 1, 2025, respectively.

Organizational costs consist of the costs of forming the Fund, drafting of bylaws, administration, custody and transfer agency agreements, legal services in connection with the initial meeting of trustees and the Fund’s seed audit costs. The Fund has incurred total organizational costs of $305,343 since inception, of which $281,183 was incurred prior to January 1, 2025.

The Investment Manager has agreed to advance the Fund’s organizational costs and offering costs already incurred and any additional costs incurred prior to the commencement of operations of the Fund. Organizational costs are expensed as incurred. Offering costs are accounted for as a deferred charge until Fund Shares are offered to the public and will thereafter, be amortized to expense over twelve months on a straight-line basis.

Expense Reimbursement Waiver and Recoupment to the Investment Manager

The Investment Manager may waive reimbursement of some or all of the Offering Expenses at its discretion. The repayment of the Investment Manager’s advances will be subject to the priority of funding of share repurchases. The Fund shall repay the Investment Manager for its advances of Fund formation expenses, without interest or increase, on a monthly basis beginning on the date that the Registration Statement becomes effective and will repay the amount over the next twelve (12) month period subject to available resources. From time to time, the Investment Manager may defer or waive fees and/or rights to be reimbursed for expenses at its discretion. The Investment Manager has paid cumulative deferred offering costs and organizational costs on behalf of the Fund of $1,931,242 and $1,768,339 as of March 31, 2026 and December 31, 2025, respectively. The Investment Manager waived reimbursement of the costs of $281,183 prior to December 1, 2025, and recouped $20,368 and $20,976 during the quarter ended March 31, 2026 and the year ended December 31, 2025, respectively. The net result is a payable to Investment Manager of $1,638,164 and $1,523,759 as of March 31, 2026 and December 31, 2025, respectively.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements - continued

Federal Income Taxes

The Fund intends to qualify as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986. If so qualified, the Fund will not be subject to federal income tax to the extent it distributes substantially all of its net investment income and capital gains to shareholders. Therefore, no federal income tax provision is required. Management of the Fund is required to determine whether a tax position taken by the Fund is more likely than not to be sustained upon examination by the applicable taxing authority, based on the technical merits of the position. Based on its analysis, there were no tax positions identified by management of the Fund which did not meet the “more likely than not” standard as of March 31, 2026. As of March 31, 2026, the Fund is a disregarded entity for U.S. tax purposes.

Indemnifications

In the normal course of business, the Fund enters into contracts that provide general indemnifications. The Fund’s maximum exposure under these agreements is dependent on future claims that may be made against the Fund, and therefore cannot be established; however, the risk of loss from such claims is considered remote.

3. Common Shares

The Fund’s Declaration of Trust dated March 8, 2024 permits the Fund to issue an unlimited number of full and fractional shares of beneficial interest, no par value. The Fund currently offers one class of shares of beneficial interest but is authorized under the Declaration of Trust to issue multiple classes of shares. The Fund may file an application with the SEC to receive exemptive relief to issue multiple classes of shares and to impose asset-based distribution fees and early-withdrawal charges, however there can be no guarantee that such exemptive relief will be granted. An investment in any share class of the Fund represents an investment in the same assets of the Fund.

Shares are generally offered for purchase on each business day, except that shares may be offered more or less frequently as determined by the Board of Trustees (“the Board”) in its sole discretion. The Board may also suspend or terminate offerings of shares at any time.

The Fund is a closed-end investment company that provides limited liquidity through a quarterly repurchase policy under Rule 23c-3 under the Investment Company Act. Once each quarter, the Fund will offer to repurchase at NAV no less than 5% of the outstanding shares of the Fund. The offer to purchase shares is a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting shares. The quarterly repurchase offer amount will be determined by the Board before each quarterly repurchase offer.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements - continued

4. Investment Management Agreement

The Fund has entered into an investment management agreement (the “Investment Management Agreement”) with the Investment Manager. Pursuant to the Investment Management Agreement, the Fund pays the Investment Manager an investment management fee in consideration of the Advisory and other services provided by the Investment Manager to the Fund. The Fund pays the Investment Manager a monthly investment management fee equal to 1.45% on an annualized basis of the Fund’s average daily assets under management during such period. “Assets under management” means the total assets of the Fund minus the sum of the Fund’s accrued liabilities. No investment management fees have been paid to the Investment Manager since inception of the Fund.

5. Other Agreements

Distribution and Services Agreement

The Fund is authorized under a distribution plan to pay to the Fund’s Distributors a Distribution Fee for certain activities relating to the Distribution of shares to investors and maintenance of shareholder accounts. These activities include marketing and other activities to support the distribution of the shares. The plan operates in a manner consistent with Rule 12b-1 under the Investment Company Act, which regulates the manner in which an open-end investment company may directly or indirectly bear the expenses of distributing its shares. Although the Fund is not an open-end investment company, it has undertaken to comply with the terms of Rule 12b-1 as a condition of an exemptive order under the Investment Company Act which permits it to have asset-based distribution fees. Under the distribution plan, the Fund will pay a Distribution Fee at an annual rate of 0.70% of average daily net assets attributable to the applicable share classes for remittance to financial intermediaries, as compensation for distribution and/or maintenance of shareholder accounts performed by such financial intermediaries for beneficial shareholders of the Fund.

Distribution Services, LLC (the “Distributor”) is the distributor (also known as principal underwriter) of the Shares of the Fund and acts as the agent of the Fund in connection with the continuous offering of shares of the Fund.

Pursuant to shareholder service plan, the Fund may charge a shareholder servicing fee of up to 0.15% of average daily net assets per year. The Fund may use this fee to compensate financial intermediaries or financial institutions for providing ongoing services in respect of clients with whom they have distributed shares of the Fund. Such services may include electronic processing of client orders, electronic fund transfers between clients and the Fund, account reconciliations with the Fund’s transfer agent, facilitation of electronic delivery to clients of Fund documentation, monitoring client accounts for back-up

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements - continued

withholding and any other special tax reporting obligations, maintenance of books and records with respect to the foregoing, and such other information and liaison services as the Fund may reasonably request.

Fund Administration Agreement

The Fund has retained the Administrator, UMB Fund Services, Inc. (the “Administrator”) to provide administrative services, and to assist with operational needs. In consideration for these services, the Fund pays the Administrator a monthly administration fee (the “Administration Fee”). The Administration Fee is paid to the Administrator out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. The Administrator is also reimbursed by the Fund for out-of-pocket expenses relating to services provided to the Fund, and receives a fee for transfer agency services. The Administration Fee and the other terms of the Administration Agreement may change from time to time as may be agreed to by the Fund and the Administrator.

Custodian Agreements

Wilmington Trust, N.A. (“Wilmington Trust”) is the custodian of the Fund’s portfolio of non-cash assets (including Longevity Assets), and M&T Bank Corp. (“M&T Bank”) is the custodian of the Fund’s cash (together, the “Custodians”). Wilmington Trust and M&T Bank may, upon notice to the shareholders, appoint domestic and foreign sub-custodians and use depositories from time to time to hold Longevity Assets and other instruments purchased by the Fund in foreign countries and to hold cash and currencies for the Fund. The Fund may utilize the Custodians to effect purchases of Mortality Contracts from the secondary market.

6. Commitments and Contingencies

ASC 460-10, Guarantees - Overall, requires entities to provide disclosure and, in certain circumstances, recognition of guarantees and indemnifications. In the normal course of business, the Fund enters into contracts that contain a variety of indemnification arrangements. The Fund’s exposure under these arrangements, if any, cannot be quantified. However, the Fund has not had claims or losses pursuant to these indemnification arrangements and expects the potential for a material loss to be remote.

ABX LONGEVITY GROWTH AND INCOME FUND

(A Delaware Statutory Trust)

Notes to Financial Statements - continued

The Fund may, from time to time, be party to various legal matters arising in the ordinary course of business, including claims and litigation proceedings. Although the ultimate outcome of the foregoing matters, if any, cannot be ascertained at this time, the Adviser believes, after consultation with counsel, that the resolution of such matters would not have a material adverse effect on the Fund’s consolidated financial statements.

7. Subsequent Events

In preparing these financial statements, management has evaluated subsequent events through May 7, 2026.

There have been no subsequent events that occurred during such period that would require disclosure or would be required to be recognized in the financial statements.